Exhibit 10.11

May 15, 2013

South Texas Reservoir Alliance LLC
1416-B Campbell Road, Suite 204
Houston, Texas 77055

Attn.: Sean Fitzgerald

Re:	Equity Compensation -- Mississippian Acquisition

Dear Sean:

This letter memorializes the further agreement by and between South Texas Reservoir Alliance LLC (“STXRA”) and Pacific Energy Development MSL LLC (“PEDCO”), a wholly-owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), regarding equity compensation due and payable to STXRA in connection with PEDCO’s acquisition of certain interests in the Mississippian formation in southern Kansas (the “Subject Acreage”) from Berexco LLC (“Berexco”), pursuant to that certain Agreement for Purchase of Term Assignment dated February 22, 2013, by and between Berexco and PEDCO (the “AFPOTA”).

PEDCO and STXRA previously entered into a letter agreement, dated March 25, 2013, pursuant to which PEDCO agreed to pay to STXRA a fee equal to $75.00 per net oil and gas acre in the Subject Acreage acquired by PEDCO (6,762.94 net acres) (the “Gross Commission”), payable 80% in cash and 20% in common stock of PEDEVCO (the “Equity Commission”), with the number of shares of common stock to be issued to be calculated as follows:  (Gross Commission * 20%) / the higher of (x) the price per share of PEDEVCO common stock issued in the IPO, or (y) $1.25.

However, STXRA and PEDCO hereby agree that the number of shares of common stock to be issued shall instead be calculated as follows:  (Gross Commission * 20%) / the higher of (x) the closing price per share of PEDEVCO common stock on June 14, 2013, or (y) $3.75.

Regards,

/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer
Pacific Energy Development MSL LLC

Agreed to and Accepted:

South Texas Reservoir Alliance LLC

By:  /s/ Michael Rozenfeld

Name:  Michael Rozenfeld

Title:  Manager/VP Geosciences

Date:  May 15, 2013